EXHIBIT 10.1

THE NEW YORK TIMES COMPANIES
SUPPLEMENTAL RETIREMENT AND INVESTMENT PLAN
AMENDMENT NO. 7
THIS INSTRUMENT made as of the 2nd day of April, 2015, by the ERISA Management Committee (the “Committee”) of The New York Times Company (the “Company”).
W I T N E S S E T H
WHEREAS, the Company maintains The New York Times Companies Supplemental Retirement and Investment Plan, as restated in its entirety effective January 1, 2011 (the “Plan”) for the benefit of certain eligible employees; and
WHEREAS, pursuant to Section 12.01 of the Plan, the Committee has the authority to amend the Plan; and
WHEREAS, in accordance with the February 19, 2015 Board of Directors resolution renewing its delegations of authority to the Compensation Committee and the Finance Committee, the Committee desires to amend the Plan to clarify the delegation of authority with regard to approval of discretionary Profit Sharing Contributions, and the amendment, merger and termination of the Plan;
NOW, THEREFORE, the Plan is hereby amended effective as of February 19, 2015 as follows:

1. The first sentence in Section 3.02(b) is hereby amended to read as follows:

“Upon approval by the Compensation Committee, an Employer shall within the time permitted by Section 404(a)(6) of the Code, contribute a discretionary Profit Sharing Contribution for each eligible Participant’s Earnings (taking into account only such Earnings as are paid after the date the Employee becomes a Participant) for those Participants who have satisfied the eligibility requirements of Section 2.01(d).”

2. The first sentence of Section 12.01 of the Plan is hereby deleted in its entirety and replaced with the following:

“The Compensation Committee has the right to modify, alter or amend the Plan or the Trust Agreement, from time to time, to any extent that it may deem advisable. Notwithstanding the foregoing, the ERISA Management Committee shall have the authority to amend the Plan and Trust Agreement, if such action is necessary or desirable and is (i) required by law to ensure the Plan’s and the Trust’s continued compliance with and qualification under Sections 401 and 501 of the Code and the applicable provisions of ERISA, or the appropriate provisions of any subsequent applicable laws; (ii) required to comply with the terms of a collective bargaining agreement; (iii) administrative in nature; or (iv) not projected to require an increase in costs to the Company in excess of $2.5 million per calendar year.”
3. Section 12.02 of the Plan is hereby amended by adding the following to the beginning of that Section:

“The Compensation Committee, or the ERISA Management Committee provided the projected costs to the Company do not exceed $2.5 million per calendar year, may authorize the merger, consolidation or transfer of assets and liabilities of the Plan in accordance with this Section 12.02.”
4.    The first sentence of Section 12.04 of the Plan is hereby deleted in its entirety and replaced with the following:

“The Compensation Committee, or the ERISA Management Committee provided the projected costs to the Company do not exceed $2.5 million per calendar year, may terminate the Plan or completely discontinue contributions under the Plan for any reason at any time.”
IN WITNESS WHEREOF, the ERISA Management Committee of The New York Times Company has caused this amendment to be executed by a duly appointed member as of the date first set forth above.

ERISA MANAGEMENT COMMITTEE
By: /s/ R. Anthony Benten